Exhibit 10.58

FIRST AMENDED EMPLOYMENT AGREEMENT

This First Amended Employment Agreement is executed by CHARLES L. POPE (“Executive”), who resides at the address listed at the end of this Agreement, and SRI/SURGICAL EXPRESS, INC. (the “Company”), a Florida corporation with its principal executive office at 12425 Racetrack Road, Tampa, Florida 33626, to record their agreement regarding employment of Executive by the Company and the payment by the Company to Executive of severance compensation benefits upon the occurrence of certain events. This Agreement amends and restates the Employment Agreement dated as of April 1, 2002, between Executive and the Company. The parties agree as follows:

1. Definitions. As used in this Agreement, the capitalized terms defined below have the respective meanings ascribed to them:

“Agreement” means this Employment Agreement, as originally executed by Executive and the Company and as subsequently amended or modified by them in accordance with its terms.

“Annual Cash Compensation” means the sum of (a) Executive’s Annual Salary, plus (b) the amount of all other cash compensation paid by the Company to Executive during the period of 365 consecutive days ending immediately before a day when Executive’s Annual Salary is required to be determined for purposes of this Agreement, for services rendered to the Company in all capacities, including salary, bonuses, and other incentive compensation payments, but excluding cash payments pursuant to the exercise of stock options or stock appreciation rights, all non-cash compensation (whether in the form of fringe benefits, stock options, or insurance premium payments), and all cash contributions by the Company for the account or benefit of executive under any employee retirement or deferred compensation plan. (For example, Executive’s Annual Cash Compensation on the date of a Change in Control would consist of Executive’s Annual Salary as of that date and all other cash compensation paid by the Company Executive, as described above, during the 365 days immediately preceding the date of the Change in Control.)

“Annual Salary” means the annualized, base salary payable to Executive by the Company as of any particular date, and excludes all other cash and non-cash compensation paid or payable to Executive. Annual Salary will be determined without regard to any reduction made by the Company in anticipation of a Change of Control. Any reduction in Annual Salary made within six months before a Change of Control will be conclusively presumed to be in anticipation of a Change of Control.

“Beneficial Owner” means any person who, directly or indirectly, through any contract, arrangement, relationship, understanding, or otherwise, has or shares (a) voting power of Shares, including the power to vote or to direct the voting of those securities through any trust, proxy, power of attorney, or other voting arrangement, or (b) investment power over Shares, including the power to dispose or direct the disposition of those securities.

“Benefit Continuation Period” has the meaning set forth in section 5(c)(ii).

“Board” means the Board of Directors of the Company.

“Cause” means a termination of Executive’s employment that is the result of (a) Executive’s felony conviction, (b) Executive’s willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its Subsidiaries, or (c) Executive’s willful and continued failure substantially to perform his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical and mental illness or any such actual or anticipated failure resulting from a resignation by Executive based on a Constructive Termination), after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, and which performance is not substantially corrected by Executive within ten (10) days of receipt of the demand. For purposes of the previous sentence, no act or failure to act on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive will not be deemed to have been terminated for Cause unless and until there has been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive is guilty of conduct set forth in clauses (a), (b), or (c) of the first sentence of this section and specifying in detail the particulars of the conduct.

“Change in Control” means one of the following:

(a) the liquidation of all or substantially all the consolidated assets of the Company and its Subsidiaries, other than a liquidation of a Subsidiary into the Company or another Subsidiary;

(b) a sale, lease, exchange, or other transfer to any person other than a Subsidiary (in a single transaction or related series of transactions) of 50% or more of the consolidated assets or earning power of the Company and its Subsidiaries, excluding the creation (but not the foreclosure) of a lien, mortgage, or security interest;

(c) a merger, consolidation, reorganization, tender offer, exchange offer, or share exchange in which the Company is not the surviving corporation or becomes a majority-owned subsidiary of a person other than a Subsidiary;

(d) the occurrence of any event, transaction, or arrangement that results in any person or group becoming a Beneficial Owner of (i) a majority of the outstanding equity securities of the Company or any Subsidiary that contributed more than 50% of the Company’s consolidated revenues for its last fiscal year, (ii) securities of the Company representing 30% or more of the combined voting power of all the outstanding securities of the Company that are entitled to vote generally in the election of its directors, or (iii)

with respect to any Subsidiary that contributed more than 50% of the Company’s consolidated revenues for its last fiscal year, securities of that Subsidiary representing a majority of the combined voting power of all the outstanding securities of that Subsidiary that are entitled to vote generally in the election of its directors, unless in each case the Beneficial Owner is the Company, a Subsidiary, an employee benefit plan sponsored by the Company, a person or group who is a record or Beneficial Owner of 30% or more of the outstanding Shares on the effective date of this Agreement, or a person who becomes a Beneficial Owner of 30% or more of the outstanding Shares solely by becoming a trustee of an inter vivos trust created by a person who is the record or Beneficial Owner of 30% or more of the outstanding Shares on the effective date of this Agreement; or

(e) as the result of, or in connection with, any contested election for the Board of Directors of the Company or any tender or exchange offer, merger, or other business combination or sale of assets, or any combination of the foregoing (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets.

“Company” means SRI/Surgical Express, Inc., a Florida corporation and a party to this Agreement, and includes its assignees and successors (by operation of law or otherwise).

“Constructive Termination” means the occurrence of any one or more of the following events:

(a) without Executive’s advance written consent, the Board substantially changes Executive’s position, titles, or the nature or status of his duties, authority, or responsibilities (including reporting responsibilities) from those in effect immediately preceding the date of a Change in Control;

(b) the relocation of the office of the Company where Executive is employed immediately before the date of the Change in Control (the “CIC Location”) to a location that is more than 50 miles from the CIC Location or the Company’s requiring Executive to work more than 50 miles away from the CIC Location (except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations in the ordinary course of business before the date of the Change in Control);

(c) a reduction in Executive’s Annual Salary or a reduction of more than 25% in Executive’s Annual Cash Compensation, other than a reduction pursuant to the operation of any bonus formula in effect before the date of a Change in Control, at any time on or after the date of a Change in Control, as compared to his Annual Salary or Annual Cash Compensation on the date immediately preceding the date of the Change in Control;

(d) the failure by the Company to continue in effect any compensation plan in which Executive participated before the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or an alternative plan) has been made with respect to the plan in connection with the Change in Control, or the failure by the Company to continue Executive’s participation in the compensation plan on at least as favorable a basis, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed on the date of the Change in Control;

(e) the failure by the Company to continue to provide Executive with benefits at least as favorable in the aggregate as those enjoyed by Executive under the Company’s pension, savings, life insurance, medical, health and accident, disability, and fringe benefit plans and programs in which Executive was participating immediately before the date of the Change in Control;

(f) any purchaser, assign, surviving corporation, or successor of the Company or its business or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets or business, or otherwise) fails or refuses to expressly assume in writing this Agreement and all of the duties and obligations of the Company hereunder; or

(g) the Company breaches any of the provisions of this Agreement;

provided, however, that an event described above in clauses (a), (c), (d), (e), or (g) will not constitute Constructive Termination unless it is communicated by Executive to the Company in writing and not corrected by the Company in a manner that is reasonably satisfactory to Executive (including full retroactive correction with respect to any monetary matter) within 10 days of the Company’s receipt of written notice from Executive.

“Disability” means (a) Executive’s incapacity due to physical or mental illness that causes him to be absent from the full time performance of his duties with the Company for six consecutive months and (b) his failure to return to full time performance of his duties for the Company within thirty (30) days after written notice of termination due to Disability is given to Executive. Any question regarding the existence of Executive’s Disability on which Executive and the Company cannot agree will be determined by a qualified independent physician selected by Executive (or, if he is unable to select a physician, by any adult member of his immediate family), and approved by the Company. The determination of the physician made in writing to the Company and to Executive will be final and conclusive for all purposes of this Agreement.

“Executive” means the officer of the Company who is a party to this Agreement.

“Involuntary Termination” means termination of Executive’s employment with the Company either (a) by the Company for any reason other than for Cause, death, or Disability or (b) after a Change in Control, by Executive based on his good faith determination that he has suffered a Constructive Termination.

“Severance Date” means the effective date of Executive’s termination of employment with the Company, whether involuntary or voluntary pursuant to a Constructive Termination.

“Shares” means the issued and outstanding shares of common stock, $.001 par value, of the Company.

“Subsidiary” means a corporation of which 80% or more of its voting securities are owned directly or indirectly by the Company.

In addition, as used in this Agreement, (a) the word “including” is always without limitation, (b) the word “days” refers to calendar days, including Saturdays, Sundays, and holidays, (c) words in the singular number include words of the plural number and vice versa, (d) the word “group” means two or more persons who agree to act in concert for the purpose of voting, acquiring, or holding any Shares, and (e) the word “person” includes, in addition to a natural person, a group, trust, joint venture, limited liability company, unincorporated organization, government, public body or authority, and any governmental body, agency, authority, department, or subdivision, whether domestic or foreign or local, state, regional, or national.

2.	Employment.

(a) Generally. Subject to the terms and conditions of this Agreement, the Company shall employ Executive as its Vice President of Finance and Chief Financial Officer, and Executive shall serve in the employ of the Company in that capacity. Except as set forth in subsection (b) of this section and Section 5 of this Agreement, Executive’s employment and compensation with the Company are “at will” and can be terminated with or without Cause, at any time, at the option of the Company or Executive and without any further obligation of the Company. The terms of this Agreement, therefore, do not and are not intended to create either an express or implied contract of employment with the Company for any particular period of time. No manager or representative of the Company, other than the Chief Executive Officer of the Company, has authority to enter into any agreement to employ any person for any specified period of time or to make any agreement or contract with respect to the foregoing, and any promises to the contrary may be relied upon by Executive only if they are in writing and signed by the Chief Executive Officer of the Company.

(b) Involuntary Termination. In the event of an Involuntary Termination, the Company shall continue to pay Executive at the rate of his Annual Salary in accordance with the Company’s standard payroll procedures for 180 calendar days after the Severance Date. Executive’s right to the foregoing compensation will be conditioned on (a) Executive’s continuing to be available to the Company in person or by telephone, as reasonably required by the Company, to assist with any post-termination transition and (b) Executive’s execution of a release in favor of the Company in a form reasonably satisfactory to the Company and its counsel, which generally and unconditionally releases from all claims the Company and its directors, officers, and other affiliates. The Company will not have any obligation to Executive in connection with his termination of employment in the absence of an Involuntary Termination.

3. Duties. Executive shall be responsible for such duties as are reasonable for an employee in such capacity and as from time to time are assigned to him by the Board or by the Chief Executive Officer of the Company. At all times while employed by the Company, Executive shall serve and promote the business interests of the Company in good faith, with his full, best, and dedicated efforts, with fidelity and loyalty, in compliance with all rules, policies, practices, directives, and procedures of the Company. Executive faithfully and industriously shall devote all normal working hours (subject to sick leave, vacation time, and outside endeavors provided for and permitted by the terms of this Agreement) to the good faith performance of his duties.

4. Compensation. For all services rendered to it by Executive, the Company shall pay to Executive base compensation at an annual rate established by the Board or the Company’s Chief Executive Officer, beginning on the Effective Date of this Agreement, payable in arrears every two weeks in 26 equal, consecutive installments. This compensation may be changed from time to time at the discretion of the Company at any time before a Change of Control.

5. Severance after Change in Control.

(a) Term. The agreements in this section 5 shall be in effect for a term beginning on the execution date of this Agreement and ending automatically, without further obligation, on the earlier of (a) 24 months after the date of a Change in Control or (b) if occurring before the date of a Change in Control, when Executive attains age 62 or ceases to be employed by the Company as its Vice President of Finance for any reason, including death, disability, demotion, resignation, or involuntary termination with or without Cause. In addition, the Company unilaterally may terminate this Agreement after the date of a Change in Control, without obligation to Executive, for Cause, Disability, or on the death of the Executive.

(b) Purpose. The purpose of this section 5 is to provide severance compensation benefits to Executive if he suffers an involuntary or constructive termination of employment following a Change in Control. A Change in Control with or without the approval of the Board and the shareholders of the Company might adversely affect Executive’s employment relationship with the Company.

The Board has determined that providing severance compensation benefits to Executive is necessary to induce Executive to accept or continue employment with the Company. Additionally, the Board has determined that providing severance compensation benefits to Executive upon an involuntary or constructive termination of his employment following a Change in Control will benefit the Company, its shareholders, and its other corporate constituencies by: (a) enabling the Company to attract Executive and obtain the benefit of his special skills and abilities; (b) providing an incentive for Executive to acquire knowledge that is specific to the Company’s business by rewarding Executive for faithful service to the Company; (c) encouraging Executive to forgo other employment opportunities that might provide greater job security, thereby improving the Company’s ability to retain Executive’s valuable services; (d) alleviating any insecurity that Executive might have with respect to the potential adverse effect of a Change in Control on his future employment with the Company, thereby allowing Executive to focus his attention on managing the Company; (e) aligning Executive’s economic interests with those of the Company’s shareholders, thus enhancing Executive’s ability, as a practical matter, to objectively evaluate possible transactions that would result in a Change in Control and to act in the Company’s best interests without even the appearance of divided loyalty; and (f) reasonably compensating Executive for the wages and other tangible and intangible benefits that he would lose pursuant to a termination of his employment with the Company as a result of a Change in Control and that he otherwise would reasonably expect to receive absent a Change in Control.

(c)	Involuntary Termination.

(i) Severance Payment. In the event of Executive’s Involuntary Termination within 24 months after the occurrence of a Change in Control, the Company shall pay to Executive within eight days after the termination of Executive’s employment with the Company, in lieu of any amounts payable under Section 2, the following amounts as severance compensation benefits: (i) the full amount of any earned but unpaid Annual Salary through the Severance Date, plus a cash payment (based on the Annual Salary) for all unused vacation time that has accrued through the Severance Date; (ii) a pro rata share of the annual bonus for the year in which the Involuntary Termination occurs, calculated on the basis of Executive’s target bonus for that year on the assumption that all performance targets will be achieved; and (iii) the cash lump sum of two times Executive’s Annual Cash Compensation on the date of the Change in Control. The Company shall pay to Executive, on demand, interest on any portion of the foregoing severance compensation benefit that is not paid to Executive when due, from the date when due until paid in full, at the annual rate then provided by Florida law for the payment of interest on judgments generally.

(ii) Benefit Payment. In the event of his Involuntary Termination within 24 months after the date of a Change in Control, Executive and his eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period (as defined below) in the medical and dental plans and arrangements applicable to Executive immediately prior to his Involuntary Termination on the same terms and conditions in effect for Executive and his dependents immediately prior to the Involuntary Termination. For purposes of the previous sentence, “Benefit Continuation Period” means the period beginning on the Severance Date and ending on the earlier to occur of (i) the second anniversary of the Severance Date and (ii) the date that Executive and his dependents are eligible and elect coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to Executive and his dependents.

(iii) Date and Notice of Termination. Any termination of Executive’s employment by the Company or by Executive within 24 months following the date of a Change in Control shall be communicated by a notice of termination to the other party (the “Notice of Termination”). The Notice of Termination shall state the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so stated. The Severance Date shall be determined as follows: (i) if Executive’s employment is terminated for Disability, 30 days after a Notice of Termination is given (provided that Executive has not returned to the full-time performance of his duties during such 30-day period), (ii) if Executive’s employment is terminated by the Company in an Involuntary Termination, five days after the date the Notice of Termination is received by Executive, and (iii) if Executive’s employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or 10 days following the date such notice is received by Executive. If the basis for Executive’s Involuntary Termination is Executive’s resignation for a Constructive Termination, the Severance Date shall be 10 days after the date Executive’s Notice of Termination is received by the Company. The Severance Date for a resignation of employment other than for a Constructive Termination shall be the date set forth in the applicable notice, which shall be no earlier than 10 days after the date the notice is received by the Company.

(iv) No Mitigation or Offset. Executive’s right to the foregoing severance compensation will be conditioned on Executive’s execution of a release in favor of the Company in a form reasonably satisfactory to the Company and its counsel, which generally and unconditionally releases from all claims the Company and its directors, officers, and other affiliates. Executive does not have any duty to seek or obtain other employment after the termination of Executive’s employment with the Company, whether voluntary or involuntary. Moreover, the Company shall pay to Executive the foregoing severance compensation benefits without reduction for any compensation that Executive earns or could earn from other employment. If the Company unilaterally terminates this Agreement after the date of a Change in Control for Cause, Disability, or the death of the Executive, Executive will not be entitled to, and the Company will not have any obligation to Executive for, the foregoing severance compensation benefits.

6. Legal Matters. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Florida and the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with laws of other jurisdictions. If any dispute arises between Executive and the Company with respect to this Agreement, either party may elect (but is not obligated) to submit the dispute to arbitration before a panel of arbitrators in accordance with the Florida Arbitration Code by giving the other party a notice of arbitration in accordance with section 7 of this Agreement. If a party elects to arbitrate a dispute, arbitration will be the sole and exclusive method of resolving the dispute, the other party must arbitrate the dispute, and each party will be barred from filing a lawsuit concerning the subject matter of the arbitration, except to obtain an equitable remedy.

The arbitration panel will consist of three arbitrators, with the first arbitrator selected by the Company, the second selected by Executive, and the third, neutral arbitrator selected by agreement of the first two arbitrators. Each party shall select an arbitrator and notify the other party of the selection within 15 days after the effective date of the notice of arbitration and the two arbitrators selected by the parties shall select the third arbitrator within 30 days after the effective date of the notice of arbitration. A party who fails to select an arbitrator within the prescribed 15-day period waives the right to select an arbitrator or to have an additional, neutral arbitrator selected by the arbitrator selected by the other party, and the arbitrator chosen by the other party will constitute the “arbitration panel” for purposes of this Agreement.

Every arbitrator must be independent (not a relative of Executive or an officer, director, employee, or shareholder of the Company, the Company or any Subsidiary) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator’s conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) that has been approved and recommended by the American Bar Association and the American Arbitration Association.

Within 120 days after the effective date of the notice of arbitration, the arbitration panel shall convene a hearing for the dispute to be held on such date and at such time and place in Tampa, Florida, as the arbitration panel designates upon 60 days’ advance notice to Executive and the Company. The arbitration panel shall render its decision within 30 days after the conclusion of the hearing. The decision of the arbitration panel will be binding and conclusive as to Executive and the Company and, upon the pleading of either party, any court having jurisdiction may enter a judgment of any award rendered in the arbitration, which may include an award of damages. The arbitration panel shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time, and place of the hearing.

Executive and the Company (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction over Hillsborough County, Florida, (b) stipulate that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, and (c) waive any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, is an improper or inconvenient venue. EXECUTIVE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN EXECUTIVE AND THE COMPANY WITH RESPECT TO THIS AGREEMENT.

In any mediation, arbitration, or legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this Agreement, including all fees, costs, and expenses of agents, experts, attorneys, witnesses, arbitrators, and supersedes bonds, whether incurred before or after demand or commencement of legal or arbitration proceedings, and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, administrative, or judgment-execution proceedings.

7. Notices. Every notice, demand, or consent required or permitted under this Agreement will be valid only if it is in writing and delivered personally or by telex, telecopy, telegram, cablegram, commercial courier, or first-class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and addressed by the sender to the intended recipient at the address set forth in the preamble of this Agreement or to such other address as the intended recipient has previously designated to the sender by notice given in accordance with this section. A validly given notice, demand, or consent will be effective on the earlier of its receipt, if delivered personally or by telex, telecopy, telegram, cablegram, or commercial courier, or the third day after it is postmarked by the United States Postal Service, if delivered by first class, postage prepaid, United States mail.

8. Waiver; Modification; Severability. A waiver, amendment, cancellation, or modification of this Agreement will be valid and effective only if it is in writing and signed by or on behalf of both parties to this Agreement. No delay or course of dealing by a party to this Agreement in exercising any right, power, or remedy under this Agreement will operate as a waiver of any right, power, or remedy of that party, except to the extent expressly manifested in writing by that party. The failure at any time of a party to require performance by the other party of any provision of this Agreement will in no way affect the party’s right thereafter to enforce the provision or this Agreement. In addition, the waiver by either party of a breach of any provision of this Agreement will not constitute a waiver of any succeeding breach of the provision or a waiver of the provision itself. Whenever possible, each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law on the effective date of this Agreement. If a court determines that the severance compensation benefit set forth in this Agreement is invalid or unenforceable under applicable law, Executive and the Company stipulate that the court may reduce the amount of the severance compensation benefit to the extent necessary (but only to that extent) to make it valid and enforceable by Executive.

9. Miscellaneous. The headings preceding the text of the sections of this Agreement are solely for convenient reference and neither constitutes a part of this Agreement nor affects its meaning, interpretation or effect. This Agreement records the final, complete, and exclusive understanding between the parties regarding the subject matter of it and supersedes any prior or contemporaneous agreement, understanding, or representation, oral or written, by either of them. In particular, this Agreement cancels and supersedes any previous agreement between Executive and the Company that provides for severance compensation following a Change in Control of the Company. Nothing in this Agreement, whether express or implied, is intended or should be construed to confer upon, or to grant to, any person, except the Company, Executive and their respective heirs, assignees, and successors, any claim, right, remedy, or privilege under, or because of, this Agreement or any provision of it. This Agreement is binding on every assignee and successor of the Company. The parties may execute this Agreement in counterparts. Each executed counterpart will constitute an original document, and all executed counterparts, together, will constitute the same agreement. This Agreement will become effective, as of its stated date of execution, when each party has executed and delivered to the other party a counterpart of it.

EXECUTED: as of July 24, 2003 in Tampa, Florida

WITNESSES:	SRI/SURGICAL EXPRESS, INC., a Florida corporation

By:
Name:
Title:

“EXECUTIVE”

WITNESSES:
(Signature)

(Printed Name)

(Street Address)

(City, State and Zip Code)

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